Exhibit 99.1

Contact:	Stephen R. Attwood Senior Vice President and Chief Financial Officer 800-282-2031 ext. 7129

Quality Distribution, Inc. Announces

Reduction in Minimum Participation Conditions for

Quality Distribution, LLC’s and QD Capital Corporation’s

Private Exchange Offers and Consent Solicitations for

Subordinated Notes and Cash Tender Offer for

Subordinated Notes

TAMPA, FL – October 6, 2009

Quality Distribution, Inc. (NASDAQ: QLTY) (“QDI”) announced today a reduction in the minimum participation conditions for (i) the previously announced private exchange offer (the “Subordinated Notes Exchange Offer”) of its wholly owned subsidiaries, Quality Distribution, LLC (“QD LLC”) and QD Capital Corporation (together with QD LLC, the “Issuers”) to exchange, at the holder’s option, either (A) the Issuers’ new 11.75% Senior Subordinated PIK Notes due 2013 (the “New Subordinated Notes”) and warrants (“Warrants”) to purchase shares of common stock of QDI, or (B) cash consideration up to a combined aggregate maximum of $7.5 million (the “Cash Pool”) for the Retail Tender Offer (as defined below) and such Subordinated Notes Exchange Offer (and, if the Cash Pool is exhausted and the cash consideration is prorated, an amount of New Subordinated Notes and Warrants) for any and all of the Issuers’ properly tendered and accepted 9% Senior Subordinated Notes due 2010 (the “Old Subordinated Notes”), and (ii) the previously announced tender offer by the Issuers (the “Retail Tender Offer”) to purchase, with up to $7.5 million of cash, properly tendered and accepted outstanding Old Subordinated Notes.

The Subordinated Notes Exchange Offer and the Retail Tender Offer are each conditioned on a revised minimum principal amount of at least 80% of the outstanding principal amount of the Old Subordinated Notes being tendered in the Subordinated Notes Exchange Offer and the Retail Tender Offer on an aggregate basis.

Except for the changes described above, all of the terms and conditions set forth in (i) the confidential offering memorandum and consent solicitation relating to the Exchange Offers dated August 28, 2009, as amended and supplemented by the supplement dated September 29, 2009 (the “Offering Memorandum”) and (ii) the confidential offer to purchase, dated August 28, 2009 (the “Retail Offer to Purchase”), relating to the Retail Tender Offer remain unchanged.

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The New Notes and Warrants have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act. Any restrictions on transfer applicable to the Warrants on the date of their exercise and issuance of the shares of Common Stock upon such exercise (the “Warrant Shares”) will apply equally to the Warrant Shares. Hedging transactions involving the Warrants and the Warrant Shares may not be conducted unless in compliance with the Securities Act.

The Exchange Offers are being made only to qualified institutional buyers and accredited investors and to certain non-U.S. investors located outside the United States. The Retail Tender Offer is being made only to persons who are not eligible to participate in the Exchange Offers. The Offers are made only by, and pursuant to, the terms set forth in the Offering Memorandum or the Retail Offer to Purchase, as applicable, and the information in this press release is qualified by reference to the Offering Memorandum, the letter of transmittal accompanying the Offering Memorandum, the Retail Offer to Purchase and the letter of transmittal accompanying the Retail Offer to Purchase. Subject to applicable law, the Issuers may amend, extend or terminate the Offers.

Noteholders who have questions regarding the Offers should contact Global Bondholder Services Corporation, the information agent and exchange agent for the offers, at (866) 736-2200 (Toll-Free) or (212) 925-1630 (Collect).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

About QDI

Headquartered in Tampa, Florida, Quality Distribution, Inc. through its subsidiaries, Quality Carriers, Inc. and Boasso America Corporation, and through its affiliates and owner-operators, provides bulk transportation and related services. Quality Distribution also provides tank cleaning services to the bulk transportation industry through its QualaWash® facilities. Quality Distribution is a core carrier for many of the Fortune 500 companies that are engaged in chemical production and processing.

This release contains certain forward-looking information that is subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995 and is subject to certain risks and uncertainties that could cause actual results to differ materially from those expected or projected in the forward-looking statements. Without limitation, additional risks and uncertainties regarding forward-looking statements include the effect of local and national economic, credit and capital market conditions on the economy in general, and on the industries in which we operate in particular; recent turmoil in credit and capital markets; access to available and reasonable financing on a timely basis; the availability of diesel fuel; adverse weather conditions; competitive rate fluctuations; our substantial leverage and restrictions contained in our debt arrangements and interest rate fluctuations in our floating rate indebtedness; the cyclical nature of the transportation industry due to various economic factors such as excess capacity in the industry, the availability of qualified drivers, changes in fuel and insurance prices, interest rate fluctuations, and downturns in customers’ business cycles and shipping requirements; changes in demand for our services due to the cyclical nature of our customers’ businesses; potential disruption at U.S. ports of entry; our dependence on affiliates and owner-operators and our ability to attract and retain drivers; changes in the future, or our inability to comply with, governmental regulations and legislative changes affecting the transportation industry; our material exposure to both historical and changing environmental regulations and the increasing costs relating to environmental compliance; our liability as a self-insurer to the extent of our deductibles, as well as our ability or inability to reduce our claims exposure through insurance due to changing conditions and pricing in the insurance marketplace; the cost of complying with existing and future anti-terrorism security measures enacted by federal, state and municipal authorities; increased unionization, which could increase our operating costs or constrain operating flexibility; changes in senior management; our ability to successfully manage workforce restructurings; our ability to successfully integrate acquired businesses and converted affiliates; and interests of Apollo, our largest shareholder, which may conflict with your interests. Readers are urged to carefully review and consider the various disclosures, including but not limited to risk factors contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and its Quarterly Reports on Form 10-Q, as well as other reports filed with the Securities and Exchange Commission. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this release.